Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS CORPORATION ANNOUNCES REVERSE STOCK SPLIT

SAN DIEGO, May 20, 2013— Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced that it has filed an amendment to its Amended and Restated Articles of Incorporation to implement a 1-for-10 reverse stock split that will become effective at 12:01 a.m. Eastern Daylight Time on May 22, 2013. Pulse’s common stock will begin trading on the New York Stock Exchange (“NYSE”) on a split-adjusted basis when the market opens on Wednesday, May 22, 2013.

Pulse Chairman and Chief Executive Officer Ralph Faison explained, “One purpose of the reverse stock split is to increase the per share price of our common stock and enable Pulse to regain compliance with NYSE continued listing requirements. We also believe the resulting increase in share price will improve the perception of our common stock and increase the appeal of our stock to a broader range of investors, which in turn should allow the ongoing progress we are making in improving the operational performance of the company to be better reflected in the valuation of the stock.”

At its annual meeting of shareholders held on May 17, 2013, Pulse’s shareholders granted to the Board of Directors the authority to implement a reverse stock split at their discretion, and if it does so, to determine the exact reverse stock split ratio within an approved range. At the effective time of the reverse stock split, every ten shares of Pulse’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock, without any change in the par value per share.

As a result of the reverse stock split, the number of issued and outstanding shares of common stock will be reduced from approximately 79.5 million to approximately 7.9 million. The number of authorized shares, including additional shares that were approved by shareholders at the annual meeting on May 17, 2013, will be reduced from 310 million to 31 million. Proportional adjustments will be made to Pulse’s stock option and stock incentive plans. The reverse stock split will have no effect on the company's authorized shares of preferred stock, however the number of shares of common stock into which the company’s Series A Preferred Stock is convertible will be proportionally reduced.

Pulse common stock will continue to trade on the NYSE under the symbol “PULS”, but under a new CUSIP, 74586W 205.

No fractional shares will be issued in connection with the reverse stock split. Following the reverse stock split, the company or its agent will aggregate and sell all fractional shares otherwise issuable. Shareholders of record who otherwise would be entitled to receive fractional shares will be entitled to receive a pro rata portion of the net cash proceeds in lieu of such fractional shares. Shareholders will receive instructions from the company’s transfer agent, Registrar & Transfer Company, as to procedures for exchanging existing share certificates for new book-entry shares.

Additional information regarding the reverse stock split can be found in Pulse’s proxy statement filed with the Securities and Exchange Commission on April 15, 2013, a copy of which is available at www.sec.gov.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA . For more information, visit the company’s web site at www.pulseelectronics.com.

Safe Harbor

To the extent that statements in this press release are not strictly historical, such statements are "forward-looking" and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current information and expectations. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks include those related to the risk factors disclosed from time to time in the Company's SEC filings, including, but not limited to, those discussed in the Company's most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto. All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.

Copyright © 2013 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com